 Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Calabasas, CA, March 25, 2016 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2015. For the three months ended December 31, 2015, revenues were $8.7 million and net loss was $0.2 million ($0.05 diluted loss per share) compared with revenues of $7.6 million and net loss of $0.05 million ($0.01 diluted loss per share) for the three months ended December 31, 2014. For the twelve months ended December 31, 2015, revenues were $33.3 million and net loss was $1.2 million ($0.22 diluted loss per share) compared with revenue of $30.5 million and net income of $0.8 million ($0.16 diluted income per share) for the twelve months ended December 31, 2014.

Stockholders’ equity was $70.3 million as of December 31, 2015, or $13.23 per common share including unrealized after-tax investment losses of $0.03 million, compared to Stockholders’ equity of $71.8 million as of December 31, 2014, or $13.44 per common share including unrealized after-tax investment gains of $0.004 million.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary, Crusader Insurance Company, since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

  UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2015	2014
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: $82,203 at December 31, 2015, and $35,153 at December 31, 2014)	$82,161	$35,159
Short-term investments, at fair value	15,641	72,259
Total Investments	97,802	107,418
Cash	334	309
Accrued investment income	86	43
Receivables, net	5,505	5,170
Reinsurance recoverable:
Paid losses and loss adjustment expenses	751	201
Unpaid losses and loss adjustment expenses	9,637	5,163
Deferred policy acquisition costs	4,233	3,883
Property and equipment, net	10,221	10,510
Deferred income taxes	1,334	1,519
Other assets	10,268	1,800
Total Assets	$140,171	$136,016

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$49,094	$44,397
Unearned premiums	18,079	16,607
Advance premium and premium deposits	212	250
Accrued expenses and other liabilities	2,443	2,986
Total Liabilities	$69,828	$64,240

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,315,945 at December 31, 2015, and 5,341,147 at December 31, 2014	$3,743	$3,732
Accumulated other comprehensive income (loss)	(27)	4
Retained earnings	66,627	68,040
Total Stockholders’ Equity	$70,343	$71,776

Total Liabilities and Stockholders' Equity	$140,171	$136,016

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance company operation:
Net premium earned	$7,717	$6,814	$29,574	$26,373
Investment income	165	68	479	161
Net realized investment losses	(7)	—	(7)	—
Other income	65	22	375	932
Total Insurance Company Operation	7,940	6,904	30,421	27,466

Other insurance operations:
Gross commissions and fees	708	721	2,774	2,918
Investment income	—	—	—	1
Finance fees earned	18	17	66	67
Other income	2	2	4	18
Total Revenues	8,668	7,644	33,265	30,470

EXPENSES
Losses and loss adjustment expenses	5,289	3,921	19,163	14,617
Policy acquisition costs	1,713	1,527	6,465	5,986
Salaries and employee benefits	1,184	1,213	4,853	4,992
Commissions to agents/brokers	40	46	167	193
Other operating expenses	800	1,007	4,351	3,386
Total Expenses	9,026	7,714	34,999	29,174

Income (loss) before taxes	(358)	(70)	(1,734)	1,296
Income tax expense (benefit)	(110)	(22)	(552)	450
Net Income (Loss)	$(248)	$(48)	$(1,182)	$846

PER SHARE DATA:
Basic
Earnings (loss) per share	$(0.05)	$(0.01)	$(0.22)	$0.16
Weighted average shares	5,326,301	5,341,147	5,335,540	5,341,147
Diluted
Earnings (loss) per share	$(0.05)	$(0.01)	$(0.22)	$0.16
Weighted average shares	5,326,301	5,341,147	5,335,540	5,346,552

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	For the Twelve Months Ended
	December 31
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,182)	$846
Adjustments to reconcile net income (loss) to net cash from operations:
Depreciation and amortization	341	540
Bond amortization, net	(19)	(5)
Non-cash stock based compensation	23	23
Loss on asset impairment	1,287	—
Changes in assets and liabilities:
Net receivables and accrued investment income	(378)	(51)
Reinsurance recoverable	(5,024)	(752)
Deferred policy acquisition costs	(350)	(247)
Other assets	(7,706)	64
Unpaid losses and loss adjustment expenses	4,697	520
Unearned premiums	1,472	1,346
Advance premium and premium deposits	(38)	(214)
Accrued expenses and other liabilities	(543)	632
Income taxes current/deferred	(561)	(234)
Net Cash Provided (Used) by Operating Activities	(7,981)	2,468

Cash flows from investing activities:
Purchase of fixed maturity investments	(57,930)	(25,303)
Proceeds from maturity of fixed maturity investments	10,899	2,100
Net decrease in short-term investments	56,618	21,548
Additions to property and equipment	(1,339)	(880)
Net Cash (Used) Provided by Investing Activities	8,248	(2,535)

Cash flows from financing activities:
Repurchase of common stock	(242)	—
Net Cash Used by Financing Activities	(242)	—

Net (decrease) increase in cash	25	(67)
Cash at beginning of period	309	376
Cash at End of Period	$334	$309

Supplemental Cash Flow Information
Cash paid during the period for income taxes	$9	$684